Guaranteed Lifetime Withdrawal Benefit Rider

Joint Life

SecureSource Core PlusSM benefit

This rider is made a part of the contract to which it is attached and is effective on the Contract Date. Except where this rider provides otherwise, it is subject to all of the terms, conditions and limitations of the contract. If there is any conflict between the contract, including any attached riders and endorsement provisions, these rider provisions take precedence.

This rider requires 100% allocation of purchase payments and Your Contract Value to approved investment option(s) for this rider. The annual rider fee may vary by the investment option(s) You select. Your initial investment selection(s) are shown under Contract Data. We reserve the right to modify the available investment options at any time as described in this rider. We will notify You of any changes, or limitations, to the available investment options.

Excess Withdrawals may reduce benefits by more than the dollar amount of the Withdrawals. You may contact Us prior to requesting a Withdrawal to determine whether the amount of the Withdrawal will exceed the guaranteed amount that can be withdrawn.

The purpose of the Guaranteed Lifetime Withdrawal Benefit provided by this rider is to provide security through a stream of income payments to the Owner. This benefit will terminate upon assignment or a change in ownership of the contract unless the new assignee or Owner meets the qualifications specified in the Assignment and Change of Ownership provision of this rider.

The additional charge for this rider is described in the Rider Charges provision. This rider cannot be terminated except under the limited circumstances described in the Termination of the Rider provision.

Definitions

The following words are used often in this rider. When We use these words, this is what We mean:

Age Bands

The age ranges shown under Contract Data. The younger Covered Spouse must be at least the youngest age shown in the first Age Band for the Current Annual Payment to be established. After the Current Annual Payment is established, in addition to the younger Covered Spouse’s age, other factors determine when You move to a higher Age Band as described in the Lifetime Payment Percentage provision.

Annual Credit, Credit Period

The Annual Credit is an amount that can be added to the Benefit Base on Rider Anniversaries during a Credit Period, subject to limitations. The duration of a Credit Period and Annual Credit percentages are shown under Contract Data. The Credit Period starts on the Rider Effective Date and, subject to limitations, will restart (1) on a Rider Anniversary whenever there is an increase of the Benefit Base due to an Annual Step-Up or (2) on the following Rider Anniversary in the event of a step-up of the Benefit Base under the Spouse’s Option to Continue Contract provision. See the Rider Anniversary Processing provision.

Annual Step-Up

On each Rider Anniversary, You may receive an Annual Step-Up which, if applicable, increases the Benefit Base. If the Benefit Base increases due to an Annual Step-Up, a Credit Period will restart and, if You are eligible for a higher Age Band, the Lifetime Payment Percentage may increase.

Base Doubler, Base Doubler Date

Used one-time to adjust Your Benefit Base on the Base Doubler Date, as shown under Contract Data, subject to limitations. The Base Doubler cannot be withdrawn or annuitized and is not payable as a death benefit.

Benefit Base

Used to determine the Current Annual Payment and the annual rider charge. The Benefit Base is separate from Your Contract Value and cannot be withdrawn in a lump sum or annuitized and is not payable as a death benefit.

Covered Spouses

Are established on the Rider Effective Date and cannot be changed. The Covered Spouses are the Owner and their spouse as named by the Owner on the application. Covered Spouses are shown under Contract Data and valid for as long as the marriage remains in effect. If any Owner is a non-natural person or a revocable trust, the Covered Spouses are the Annuitant and the spouse of the Annuitant as named on the application. After death or dissolution of marriage, the remaining Covered Spouse will be used when referring to the younger Covered Spouse.

Credit Base

Used to determine the Annual Credit. The Credit Base cannot be withdrawn or annuitized and is not payable as a death benefit.

ICC18 115053-JT	Page 1	(4/19)

Current Annual Payment

The benefit amount available for Withdrawal each contract year after the younger Covered Spouse has reached the youngest age in the first Age Band shown under Contract Data.

Excess Withdrawal

Any Withdrawal taken before the Current Annual Payment is established or any Withdrawal that is greater than the Remaining Annual Payment.

Excess Withdrawal Processing

Reduces benefits under this rider if an Excess Withdrawal is processed.

Lifetime Payment Percentage

Used to calculate Your Current Annual Payment. The percentage used can vary as described in the Lifetime Payment Percentage provision. The Lifetime Payment Percentages are shown under Contract Data.

Remaining Annual Payment

After the Current Annual Payment is established, the amount that can be withdrawn during the remainder of the current contract year.

Rider Anniversary

The same date as Your Contract Anniversary. It is the same Day and month as the Rider Effective Date each year that the rider remains in force.

Rider Effective Date

This rider is effective as of the Contract Date.

Withdrawal

For purposes of this rider, the term “Withdrawal” is equal to the term “surrender” in Your contract and any other riders, and the amount of a Withdrawal is the amount by which Your Contract Value is reduced as a result of Your surrender request. It may differ from the amount of Your request due to any surrender charge and any market value adjustment.

Guaranteed Lifetime Withdrawal Benefit

The Guaranteed Lifetime Withdrawal Benefit rider guarantees that, regardless of investment performance, You may take Withdrawals up to the Current Annual Payment each contract year once the Current Annual Payment is established. The younger Covered Spouse’s age at the time of the first Withdrawal will determine the Age Band for as long as benefits are payable except as described in the Lifetime Payment Percentage provision.

As long as Your total Withdrawals during the contract year do not exceed the Current Annual Payment, You will not be assessed a surrender charge and no market value adjustment will be applied. If You withdraw a larger amount, the excess amount will be assessed any applicable surrender charge and any applicable market value adjustment. Also, benefits will be reduced in accordance with Excess Withdrawal Processing. At any time, You may withdraw any amount up to Your entire surrender value, subject to Excess Withdrawal Processing under the rider.

Subject to conditions and limitations, the Current Annual Payment can be increased if an Annual Credit is available, a Base Doubler is applied or an Annual Step-Up increases the Benefit Base on a Rider Anniversary. See the Rider Anniversary Processing provision.

We may modify the fee for this rider as described in the Rider Charges provision.

Current Annual Payment

The Current Annual Payment is established on the earliest of the following dates:

1.	the Rider Effective Date if the younger Covered Spouse has already reached the youngest age in the first Age Band.

2.	the date the younger Covered Spouse’s Attained Age equals the youngest age in the first Age Band.

3.	upon the first death of a Covered Spouse, then

a.	the date We receive a written notice when the death benefit is not payable and the surviving Covered Spouse has already reached the youngest age in the first Age Band, or

b.	the date spousal continuation is effective when the death benefit is payable and the surviving Covered Spouse has already reached the youngest age in the first Age Band, or

c.	the date the surviving Covered Spouse reaches the youngest age in the first Age Band.

4.	Following dissolution of marriage of the Covered Spouses,

a.

the date We receive a written notice if the remaining Covered Spouse who is the Owner (or Annuitant in the case of non-natural or revocable trust ownership) has already reached the youngest age in the first Age Band, or

b.	the date the remaining Covered Spouse who is the Owner (or Annuitant in the case of non-natural or revocable trust ownership) reaches the youngest age in the first Age Band.

When the Current Annual Payment is established and at all times thereafter, the Current Annual Payment is equal to the Benefit Base multiplied by the Lifetime Payment Percentage. Anytime the Lifetime Payment Percentage or the Benefit Base changes as described below, the Current Annual Payment will be recalculated.

ICC18 115053-JT	Page 2	(4/19)

If You withdraw less than the Current Annual Payment in a contract year, the unused portion does not carry over to future contract years.

Remaining Annual Payment

The Remaining Annual Payment is established at the same time as the Current Annual Payment. The Remaining Annual Payment equals the Current Annual Payment less all Withdrawals in the current contract year, but it will not be less than zero.

Lifetime Payment Percentage

The Lifetime Payment Percentage is used to calculate the Current Annual Payment and is shown under Contract Data for each Age Band.

Age Band for the Lifetime Payment Percentage

The Age Band for the Lifetime Payment Percentage is determined at the following times:

1.	When the Current Annual Payment is established

The Age Band for the Lifetime Payment Percentage used to calculate the initial Current Annual Payment is determined by the younger Covered Spouse’s Attained Age.

2.	On the younger Covered Spouse’s subsequent birthdays

Except as noted below, if the younger Covered Spouse’s new Attained Age is in a higher Age Band, then the higher Age Band will be used to determine the appropriate Lifetime Payment Percentage.

However, if You decline an increase to the annual rider fee or if a Withdrawal has been taken since the Current Annual Payment was established, then the Age Band for the Lifetime Payment Percentage will not change on subsequent birthdays.

3.	Upon Annual Step-Ups as described in the Rider Anniversary Processing provision

4.	Upon death or change in marital status

In the event of death or dissolution of marriage:

a.

If no Withdrawal has been taken since the Current Annual Payment was established and if an increase to the annual rider fee has not been declined, the Lifetime Payment Percentage will be reset based on the Age Band for the remaining Covered Spouse’s Attained Age.

b.

If the Current Annual Payment is not established but the remaining Covered Spouse has reached the youngest age in the first Age Band, the remaining Covered Spouse’s Attained Age will be used to determine the Age Band for the Lifetime Payment Percentage.

In the event of remarriage of the Covered Spouses to each other, the Lifetime Payment Percentage used is the percentage for the younger Covered Spouse’s Attained Age.

Base Doubler Date

If the Base Doubler is greater than zero the Base Doubler Date may be reset in the event of (1) dissolution of marriage or (2) a Covered Spouse’s death when the death benefit is not payable. On the date We receive written notification of these events, the Base Doubler Date will be set to the later of (1) the date determined using the rules shown under Contract Data using the remaining Covered Spouse’s birthday or (2) the next Rider Anniversary.

The Base Doubler Date may also be reset if there is a spousal continuation. See the Spouse’s Option to Continue Contract provision.

In the event of remarriage of the Covered Spouses to each other, the Base Doubler Date is reset based on the rules shown under Contract Data using the younger Covered Spouse’s birthday.

Rider Effective Date Values, Additional Purchase Payments and Withdrawals

Your benefit values are determined at the following times and are subject to the maximum amount as shown under Contract Data:

1.	At Rider Effective Date

The Credit Base and Benefit Base are set equal to the initial purchase payment. The Base Doubler is set equal to the initial purchase payment multiplied by the applicable Base Doubler Percentage, shown under Contract Data.

2.	When an additional purchase payment is made

The Benefit Base will be increased by the amount of each additional purchase payment.

If the Credit Base is greater than zero, it will be increased by the amount of each additional purchase payment.

If the Base Doubler is greater than zero, the Base Doubler will be increased by the amount of each additional purchase payment multiplied by the applicable Base Doubler percentage based on the purchase payment date.

See the Purchase Payments Provisions under Contract Provision Modifications for purchase payment limitations.

ICC18 115053-JT	Page 3	(4/19)

3.	When a Withdrawal is taken

If the Credit Base is greater than zero, Annual Credits will not be added to the Benefit Base on the following Rider Anniversary.

If the Withdrawal is taken before the Base Doubler Date, the Base Doubler is permanently set to zero.

The Benefit Base and Credit Base can be adjusted, but they will not be less than zero.

a.

If the Current Annual Payment is not established, Excess Withdrawal Processing will occur as follows. The Benefit Base and Credit Base will be reduced by the same proportion that the Contract Value is reduced. The proportional amount deducted is the “Adjustment for Withdrawal,” calculated as follows:

a X b where:
c

a	=	the amount of the Withdrawal
b	=	the Credit Base or Benefit Base (as applicable) on the date of (but prior to) the Withdrawal
c	=	the Contract Value on the date of (but prior to) the Withdrawal

b.	If the Current Annual Payment is established and the Withdrawal is less than or equal to the Remaining Annual Payment, the Benefit Base and Credit Base do not change.

c.

If the Current Annual Payment is established and the Withdrawal is greater than the Remaining Annual Payment, Excess Withdrawal Processing will occur, and the Benefit Base and Credit Base will be reduced by an amount calculated as follows:

d X e where:
f

d	=	the amount of the Withdrawal minus the Remaining Annual Payment
e	=	the Benefit Base or Credit Base (as applicable) on the date of (but prior to) the Withdrawal
f	=	the Contract Value on the date of (but prior to) the Withdrawal minus the Remaining Annual Payment

Rider Anniversary Processing

The following describes how the Benefit Base and Credit Base are calculated on Rider Anniversaries, subject to the maximum amount shown under Contract Data, and how the Lifetime Payment Percentage can change on Rider Anniversaries. If the Rider Anniversary falls on a Day that the New York Stock Exchange is closed, the anniversary Contract Value (for the Variable Account portion only) is based on the close of business values on the next Valuation Date.

1.	Annual Credits

If You did not take any Withdrawals during the prior contract year and You did not decline an increase to the annual rider fee, an Annual Credit may be available.

a.	On the First Rider Anniversary

The Annual Credit equals the Credit Base 180 Days following the Rider Effective Date multiplied by the Annual Credit Percentage shown under Contract Data for the first Rider Anniversary.

The Benefit Base will be set to the greater of:

i.	the current Benefit Base, or

ii.	the Benefit Base 180 Days following the Rider Effective Date increased by the Annual Credit and any additional purchase payments since 180 Days following the Rider Effective Date.

b.	On Any Other Rider Anniversary During a Credit Period

The Annual Credit equals the Credit Base as of the prior Rider Anniversary multiplied by the Annual Credit Percentage associated with the current Rider Anniversary for this Credit Period.

The Benefit Base will be set to the greater of:

i.	the current Benefit Base, or

ii.	the Benefit Base on the prior Rider Anniversary increased by the Annual Credit and any additional purchase payments since the prior Rider Anniversary.

The Credit Base will be set to zero on the last Rider Anniversary of a Credit Period after any adjustment to the Benefit Base, and there will be no additional Annual Credits unless the Credit Period restarts due to an Annual Step-Up of the Benefit Base.

The Credit Base will be permanently set to zero on the Maximum Credit Base Date shown under Contract Data.

ICC18 115053-JT	Page 4	(4/19)

2.	Base Doubler

If You did not take any Withdrawals since the Rider Effective Date and You did not decline an increase to the annual rider fee, on the Base Doubler Date the Benefit Base (after any Annual Credit is added) will be increased to the Base Doubler if greater.

The Base Doubler will be permanently set to zero on the Base Doubler Date (after any adjustment to the Benefit Base).

3.	Annual Step-Up

Beginning with the first Rider Anniversary, an Annual Step-Up may be available. If You decline an increase to the annual rider fee, Annual Step-Ups will no longer be available.

The Annual Step-Up will take place on any Rider Anniversary where the Contract Value (after rider charges are deducted) is greater than the Benefit Base (after any Annual Credit is added or Base Doubler is applied). If an Annual Step-Up takes place, the Benefit Base, Credit Base and Lifetime Payment Percentage will be adjusted as follows:

a.	The Benefit Base will be increased to the Contract Value.

b.	The Credit Base will be increased to the Contract Value and the Credit Period will restart, if there is an increase to Benefit Base due to an Annual Step-Up.

c.

If the younger Covered Spouse’s Attained Age on the Rider Anniversary is in a higher Age Band then the higher Age Band will be used to determine the appropriate Lifetime Payment Percentage, regardless of any prior Withdrawals. And the higher Age Band will be used even if there was no Annual Step-Up due to the maximum Benefit Base limitation.

Required Minimum Distributions

If You are taking required minimum distributions (RMD) from this contract and Your RMD is greater than the Current Annual Payment, the portion of Your RMD that is greater than the Current Annual Payment will not be subject to Excess Withdrawal Processing provided:

1.	the Current Annual Payment is established,

2.	the RMD is for this contract alone,

3.	the RMD is based on Your recalculated life expectancy taken from the Uniform Lifetime Table under the Code, and

4.

the RMD amount is otherwise based on the requirements of the Internal Revenue Code Section 401(a)(9), related Code provisions, and regulations thereunder that were in effect on the Rider Effective Date.

RMD rules follow the calendar year which may limit when You can take Your RMD and not be subject to Excess Withdrawal Processing.

Any Withdrawals taken before the Current Annual Payment is established or withdrawing amounts greater than the Remaining Annual Payment that do not meet these conditions will result in Excess Withdrawal Processing.

Any Withdrawals (including RMDs) before the Base Doubler Date will permanently set the Base Doubler to zero.

Investment Options and Limits

This rider requires 100% allocation of purchase payments and Your Contract Value to approved investment option(s) for this rider. Allocation plans of approved investment options may also be available. Your initial investment selection(s) are shown under Contract Data. We reserve the right to add, remove or substitute approved investment options at any time and in Our sole discretion. You may, by Written Request or other method agreed to by Us, change Your choice of investment options or allocation percentages among those currently approved for the rider. We reserve the right to limit the number of transfers allowed each contract year. We also reserve the right to close or restrict any approved investment option. Any change will apply to current allocations and/or to future purchase payments or transfers. We will notify You of any changes, or limitations, to the available investment options.

Contract Provision Modifications

Because of the addition of this rider to Your contract, several contract provisions are modified as described above and as further described below.

Reports to Owner

This statement will also show the Benefit Base and the Current Annual Payment, if established. If the Current Annual Payment is not established, You may contact Us for an estimate of the amount that will be available when the younger Covered Spouse reaches the youngest age in the first Age Band shown under Contract Data, assuming the Benefit Base remains the same until then.

Purchase Payments Provisions

This rider amends the Additional Purchase Payments provision to limit when purchase payments may be paid as described below. It also amends the Payment Limits provision to restrict payments after the first contract year to an amount less than Maximum Purchase Payments Permitted, shown under Contract Data.

ICC18 115053-JT	Page 5	(4/19)

The rider prohibits additional purchase payments unless:

1.	the payment is received at time of application or within 90 Days thereafter, or

2.	this is a Tax Qualified Contract where We allow additional purchase payments in any contract year up to the maximum permissible annual contribution described by the Code, or

3.	We allow otherwise on a non-discriminatory basis.

The rider also prohibits additional purchase payments if:

1.	You decline an increase to the annual rider fee as described in the Rider Charges provision, or

2.	the Current Annual Payment is available and Your Contract Value on any anniversary is less than four times the Current Annual Payment.

In addition, We reserve the right to change these purchase payment limitations, including making further restrictions, upon written notice.

Allocation of Purchase Payments

Because this rider requires 100% allocation to approved investment options, allocation of purchase payments shall be determined by Your selection from investment options available for this rider.

Transfers of Contract Values

Because this rider requires 100% allocation to approved investment options, transfer privileges granted under the contract are suspended other than: (1) transfers among the available investment options, provided such transfers are not determined to disadvantage other contract Owners (2) transfers of all or a portion of the Contract Value from the current allocation plan of approved investment options to another allocation plan if available or (3) transfers as otherwise agreed to by Us. If required the Contract Value may be automatically rebalanced according to the allocation plan that is currently in effect.

Rules for Surrender

Minimum Contract Values following a surrender no longer apply to Your contract.

Surrenders will be taken from Your accounts and subaccounts in the same proportion as Your interest in each bears to the Contract Value.

If Your Contract Value is reduced to zero, the Credit Base and Base Doubler will be permanently set to zero, and there will be no additional Annual Credits and no Base Doubler will be applied. Also, the following will occur:

1.

If the Current Annual Payment is not established and if the Contract Value is reduced to zero as a result of fees or charges, then the Owner must wait until the Current Annual Payment would be established, and that amount will be paid annually until the death of both Covered Spouses.

2.

If the Current Annual Payment is established and if the Contract Value is reduced to zero as a result of fees or charges, or as a result of a Withdrawal that is less than or equal to the Remaining Annual Payment; then the Owner will receive the Current Annual Payment paid annually until the death of both Covered Spouses.

In (1) and (2) above:

•	These annualized amounts will be paid in monthly installments. If the monthly payment is less than $100, We have the right to change the frequency, but no less frequently than annually. If the monthly payment is less than $20, We have the right to make a lump sum payment equal to the present value of any remaining future payments. The present value will be calculated on the same mortality and interest rate basis used in Plan B under the Tables of Annuity Payout Rates provision.

•	We will no longer accept additional purchase payments.

•	No more charges will be collected for the rider.

•	The Current Annual Payment is fixed for as long as payments are made.

•	The amount paid in the current contract year will be reduced for any prior Withdrawals in that contract year.

•	If the Current Annual Payment is determined by incorrect information regarding a Covered Spouse’s birth date, payments will be adjusted. They will be based on what would have been provided using the correct birth date. Any underpayments made by Us will be made up promptly without interest. We reserve the right to recover from You or Your estate any amounts overpaid. If there are any future payments under this rider, overpayments made by Us will be subtracted, without interest, and/or as otherwise legally permissible.

3.	If the Current Annual Payment is not established and if the Contract Value is reduced to zero as a result of a Withdrawal, this rider and the contract will terminate.

4.

If the Current Annual Payment is established and if the Contract Value is reduced to zero as a result of a Withdrawal that is greater than the Remaining Annual Payment, this rider and the contract will terminate.

Spouse’s Option to Continue Contract

If the surviving spouse is a Covered Spouse and chooses to continue the contract under the spousal continuation provision, the following provisions apply:

1.	The rider continues as part of the contract.

ICC18 115053-JT	Page 6	(4/19)

2.	The surviving Covered Spouse can name a new beneficiary, however, a new Covered Spouse cannot be added to the rider.

3.

At the time of spousal continuation, a step-up may be available. If the spousal continuation step-up is processed, the step-up date is the Valuation Date spousal continuation is effective. All Annual Step-Up rules also apply to the spousal continuation step-up, except that (1) the Remaining Annual Payment will be calculated as the Current Annual Payment after the step-up less all prior Withdrawals made during the current contract year, but it will not be less than zero, and (2) the Credit Period will restart on the following Rider Anniversary.

4.

If the Base Doubler is greater than zero, the Base Doubler Date will be set to the later of (1) the date determined using the rules shown under Contract Data using the remaining Covered Spouse’s birthday or (2) the next Rider Anniversary following the spousal continuation.

Death Benefit Before the Annuitization Start Date

If the death benefit becomes payable at the death of a Covered Spouse, the surviving Covered Spouse must utilize the spousal continuation provision to continue the lifetime benefit. If spousal continuation is not available under the terms of the contract, the rider terminates.

The lifetime benefit of this rider ends at the death of the surviving Covered Spouse. If the Credit Base and Base Doubler are greater than zero, the Credit Base and Base Doubler will be permanently set to zero, and there will be no additional Annual Credits or Annual Step-Ups and no Base Doubler will be applied.

Assignment and Change of Ownership

In order to maintain the joint life benefit, the surviving Covered Spouse must be able to continue the contract under the Spouse’s Option to Continue Contract provision. Therefore, only ownership arrangements that permit such continuation are allowed at rider issue.

If the Owner is a natural person, only the Covered Spouses can be Owners. If there is a non-natural or revocable trust Owner, one of the Covered Spouses must be the Annuitant. The rider will terminate if there is an assignment or a change of ownership unless the new Owner or assignee assumes total ownership of the contract and was an Owner or a Covered Spouse before the change, or is a non-natural Owner or a revocable trust, either holding for the sole benefit of the prior Owner.

Annuity Provisions

If the Annuitization Start Date is the latest date shown under the Change of Annuitization Start Date provision, You can choose one of the payout options available under the contract or an alternative fixed annuity payout option available under the rider.

Under the rider’s payout option, the minimum amount payable shown in Plan B under the Tables of Annuity Payout Rates provision will not apply, and You will receive the Current Annual Payment provided by this rider until the death of both Covered Spouses. If You choose to receive the Current Annual Payment, the amount payable each contract year will be equal to the Current Annual Payment on the Annuitization Start Date. The amount paid in the current contract year will be reduced for any prior Withdrawals in that contract year. These annualized amounts will be paid in monthly installments until the death of both Covered Spouses. If the monthly payment is less than $100, We have the right to change the frequency, but no less frequently than annually. If the monthly payment is less than $20, We have the right to make a lump sum payment equal to the present value of any remaining future payments. The present value will be calculated on the same mortality and interest rate basis used in Plan B under the Tables of Annuity Payout Rates provision.

If You choose to receive the Current Annual Payment rather than a payout option available under the contract, all other contract features, rider features and charges terminate after the Annuitization Start Date.

Rider Charges

We deduct the charge for this rider once a year from Your Contract Value on Your Contract Anniversary. We pro-rate this charge among the variable subaccounts, but not the Fixed Account, in the same proportion Your interest in each account bears to Your total Variable Account Contract Value on Your Contract Anniversary.

The charge is calculated on Your Contract Anniversary by multiplying the annual rider fee by the greater of the Benefit Base (after any Annual Credit is added or Base Doubler is applied) or the Contract Value, unless the Contract Value is greater than the maximum Benefit Base shown under Contract Data. In that case, multiply the annual rider fee by the maximum Benefit Base.

The annual rider fee may vary with Your investment option and is subject to the maximum annual rider fee shown under Contract Data.

The initial annual rider fee(s) are shown under Contract Data. The following describes how Your annual rider fee may increase:

1.

We may increase the annual rider fee for all approved investment options at Our discretion and on a nondiscriminatory basis. Your annual rider fee will increase if We declare an increase to the fee with written notice 30 Days in advance except as described below. The new fee will be in effect on the date We declare in the written notice.

ICC18 115053-JT	Page 7	(4/19)

a.	You can decline this increase and therefore all future fee increases if We receive Your Written Request prior to the date of the fee increase, in which case You permanently relinquish:

i.	all future Annual Step-Ups and spousal continuation step-ups,

ii.	any ability to make additional purchase payments,

iii.	any future Annual Credits, and the Credit Base will be permanently set to zero,

iv.	any increase to the Lifetime Payment Percentage due to changing Age Bands on subsequent birthdays and Rider Anniversaries, and

v.	any future Base Doubler adjustment and the Base Doubler will be permanently set to zero.

b.

You can terminate this rider if Your annual rider fee after any increase is more than 0.25 percentage points higher than Your fee before the increase and if We receive Your Written Request to terminate the rider prior to the date of the increase.

2.

The annual rider fee associated with a specified investment option may change at Our discretion. If You are invested in any investment option that has an increase in the associated annual rider fee, Your annual rider fee will increase.

If more than one rider fee is applicable during a contract year, We will calculate an average annual rider fee, for that contract year only, that reflects the various different fees that were in effect for each investment option that contract year, adjusted for the number of Days each fee was in effect and the percentage of Contract Value allocated to each investment option.

If Your contract or rider is terminated for any reason, the rider charge will be deducted, adjusted for the number of Days coverage was in place during the contract year, and further charges for this rider will terminate.

Termination of the Rider

This rider cannot be terminated either by You or Us except as follows:

1.

After the death benefit is payable, continuation of the contract by anyone other than a Covered Spouse will terminate the rider. However, if the Covered Spouse continues the contract as an Inherited IRA or as a beneficiary of a participant in an employer sponsored retirement plan under the Code, the rider will terminate.

2.	Certain assignment and ownership changes as described in the Assignment and Change of Ownership provision will terminate the rider.

3.	On the Annuitization Start Date, if You choose a payout option available under the contract, the rider will terminate.

4.	In relation to certain increases to the annual rider fee as described in the Rider Charges provision, Your Written Request will terminate the rider.

5.	Reduction of the Contract Value to zero under certain situations as described in the Rules for Surrender provision will terminate the rider.

6.	Termination of the contract for any reason will terminate the rider.

RiverSource Life Insurance Company

Secretary

ICC18 115053-JT	Page 8	(4/19)

Guaranteed Lifetime Withdrawal Benefit Rider

Joint Life

SecureSource Core PlusSM benefit

Covered Spouses:	John Doe
Jane Doe
Rider Effective Date:	May 1, 2019
Maximum Benefit Base, Credit Base and Base Doubler:	$20,000,000
Maximum Credit Base Date:	The later of (A) the Rider Anniversary on or after the Owner’s 95th birthday or (B) the 12th Rider Anniversary.
Credit Period:	12 contract years

Following the start of a Credit Period	Annual Credit Percentage
1st through 12th Rider Anniversary	7.00%

Age Bands*	Lifetime Payment Percentage
50-58	3.20%
59-64	4.20%
65-69	5.20%
70-74	5.45%
75-79	5.70%
80+	6.20%

*

After the lifetime benefit is established, the younger Covered Spouse’s Attained Age at the first Withdrawal will set the Age Band. See the Age Band for the Lifetime Payment Percentage provision for exceptions.

Base Doubler Date: The later of the 12th Rider Anniversary or the Rider Anniversary on or following the 70th birthday of the younger Covered Spouse. See the Base Doubler Date provision for exceptions.

Purchase Payments	Base Doubler Percentage
Payments received before the first Rider Anniversary	200%
Payments received thereafter	100%

Initial Investment Selection(s)	Payment Allocation Percentage
VP - Managed Volatility Conservative Fund	50.00%
VP - Managed Volatility Growth Fund	50.00%

•	The initial annual rider fee is 1.70%.

•	The maximum annual rider fee is 2.75%.

•

Annual rider fees associated with Your choice of investment option(s) may increase at Our discretion with 30 Days written notice, subject to the maximum annual rider fee. See the Rider Charges provision.

•	This rider requires 100% allocation of purchase payments and Your Contract Value to approved investment option(s) for this rider.

•	Payments may also be allocated to the Special DCA Fixed Account for transfer to approved investment option(s) You select.

•	We reserve the right to add, remove or substitute approved investment options.

•	We reserve the right to limit the number of transfers allowed each contract year.

ICC18 DP115053-JT